FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
          ANNOUNCES IT HAS ENTERED INTO A CONTRACT TO ACQUIRE 200,000
                SQUARE FEET OF OFFICE SPACE IN AMHERST, NEW YORK

      Boston, Massachusetts- March 21, 2005-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it has entered into a contract to acquire two adjacent office buildings in Amherst, New York that are net leased to, and serve as the East Coast Headquarters of, Ingram Micro, Inc. The properties contain an aggregate of 200,000 square feet of office space. The contract purchase price for the properties is approximately $22 million. The acquisition is subject to First Union's due diligence review. If consummated, it is expected that the transaction will close during the second quarter of 2005.

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      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.